Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
David Shackelton – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Appoints David Shackelton

as Chief Financial Officer

TUCSON, ARIZONA – October 1, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) today announced that it has named David Shackelton as the Company’s new Chief Financial Officer, effective immediately. Mr. Shackelton has served as Interim Chief Financial Officer since August 2015 and succeeds James M. Lindstrom in this position.

David Shackelton, age 30, joined Providence in February 2014 as Head of Corporate Development and was subsequently appointed Interim Chief Financial Officer. In addition to sourcing and leading due diligence on acquisitions, he has supported capital market activities, integration planning and execution, strategy development, and financial planning and analysis. Prior to joining Providence, he was a private equity investment professional at Mill Road Capital and The Blackstone Group. Mr. Shackelton has a BA in Economics from Yale University and a MBA from Stanford Graduate School of Business.

“David’s contributions as Head of Corporate Development since 2014, his commitment to Providence’s core values and his exemplary leadership make him a model chief financial officer,” commented James Lindstrom, Providence’s Chief Executive Officer. “In addition, his acquisition experience and partnerships with our vertical leadership teams will enable him to have even more of an impact on creating value for our clients, associates and shareholders.”

About The Providence Service Corporation

The Providence Service Corporation, and our approximately 14,000 employees, provides and manages multiple healthcare and social services, comprised of non-emergency transportation services, human services, workforce development services, and health assessment services in the United States and abroad. For more information, please visit provcorp.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, our continuing relationship with government entities and our ability to procure business from them, our ability to manage growing and changing operations, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and subsequent filings. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

###

64 E. Broadway Blvd. • Tucson, Arizona 85701 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com